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                                   Exhibit 4

                             STOCK PLEDGE AGREEMENT

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                 THIS STOCK PLEDGE AGREEMENT (this "AGREEMENT"), dated as of
November 17, 1998, is by and between Match, Inc., a Texas corporation ("PLEDGOR"), and The Presbyterian Foundation for Philadelphia, Inc., a Pennsylvania non-profit corporation ("PLEDGEE").

                             PRELIMINARY STATEMENTS

                 A. Pursuant to that certain Stock Purchase Agreement dated as of November 17, 1998, by and between Pledgor and Pledgee (the "PURCHASE AGREEMENT"), Pledgor purchased from Pledgee five hundred thirty-three thousand three hundred thirty three (533,333) shares of Series A Senior Convertible Preferred Stock (the "PREFERRED STOCK") of Iatros Health Network, Inc. ("IATROS"). Capitalized terms not defined herein shall have the meanings given thereto in the Purchase Agreement.

                 B. Pledgor has paid for its purchase of the shares of the Preferred Stock (which, for purposes of this Agreement, may be referred to as the "PLEDGED SHARES") in part by delivery to Pledgee of a non-recourse promissory note (the "NOTE").

                 C. The Note is secured by the pledge of the Pledged Shares. For the purpose of this Agreement, the term "Pledged Shares" shall mean the Preferred Stock and shall also mean and include any other securities (including, without limitation, common stock of Iatros issued upon conversion of the Preferred Stock and any stock dividend or distribution or exchange in respect of the Preferred Stock or such common stock in connection with any reorganization, recapitalization, reclassification, or increase or reduction of capital) to which Pledgor shall become entitled for any reason whatsoever as an addition to, in substitution for or in exchange for any shares of the Pledged Shares or such Iatros common stock or other securities.

                 ACCORDINGLY, in consideration of the preceding preliminary statements and the mutual covenants, agreements, representations and warranties





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herein contained, the parties hereto, intending to be legally bound, now agree as follows:

                             STATEMENT OF AGREEMENT

                 SECTION 1.  GRANT AND TERMS OF PLEDGE.

                 1.1 Grant. As security for the full and timely payment and performance of the Note, Pledgor hereby assigns and pledges to Pledgee, and grants to Pledgee a security interest (the "SECURITY INTEREST") in, all right, title and interest of Pledgor to the Pledged Shares and in the proceeds thereof, in order to secure the due payment and performance of all indebtedness and other obligations of Pledgor under the Note.

                 1.2 Continuing Agreement. This Agreement creates a continuing security interest in the Pledged Shares and shall remain in full force and effect until the Note has been paid in full.

                 SECTION 2. REPRESENTATIONS AND WARRANTIES OF PLEDGOR. The Pledgor represents and warrants to the Pledgee as follows:

                 2.1 Power and Authorization. Pledgor has the power to execute, deliver and perform its obligations under this Agreement and the Note to which it is a party, and Pledgor has taken all necessary action to authorize such execution, delivery and performance.

                 2.3 Ownership of Collateral. Except for the Security Interest, the Pledgor is the legal and beneficial owner of the Pledged Shares, free and clear of any security interest, lien or other encumbrance.

                 2.3 First Lien on the Collateral. The Security Interest constitutes and creates a valid and continuing lien in favor of the Pledgee securing the Note, which Security Interest is prior to all other security interests, liens or other encumbrances. All action necessary or desirable to protect the Security Interest in the Pledged Shares has been, or shall be, duly taken by the Pledgor. Upon delivery of the certificates representing the Pledged Shares, the Security Interest shall be perfected in the Pledged Shares.





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                 SECTION 3.  COVENANTS OF PLEDGOR.

                 3.1 Sale of Pledged Shares. The Pledgor shall not, without the prior written consent of the Pledgee, sell, encumber, or otherwise dispose of or hypothecate the Pledged Shares or any portion thereof.

                 3.2 Delivery of Pledged Shares. All certificates or instruments at any time representing or evidencing the Pledged Shares shall be immediately delivered by the Pledgor to the Pledgee, to be held by or on behalf of the Pledgee pursuant hereto, and shall be in suitable form for transfer by delivery, or shall be accompanied by instruments of transfer or assignment, duly executed in blank, all in form and substance satisfactory to Pledgee. If Pledgor shall at any time become entitled to receive or shall receive any stock certificate (including, without limitation, any certificate representing the common stock of Iatros or a stock dividend or distribution, or exchange in respect of the Pledged Shares in connection with any reorganization, recapitalization, reclassification, increase or reduction of capital or otherwise), option or right, whether as an addition to, in substitution for or in exchange for any shares of the Pledged Shares, or otherwise, Pledgor agrees to accept the same as agent for Pledgee and to deliver promptly the same to Pledgee, in exact form as received, with appropriate stock powers relating thereto duly executed in blank to be held by Pledgee, subject to the terms hereof, as a further security hereunder.

                 3.3 Ownership of Pledged Shares. The Pledgor shall defend the Pledged Shares against all claims and demands of all persons or entities at any time claiming the Pledged Shares or any interest therein.

                 3.4 Additional Documents. At any time and from time to time, upon the request of the Pledgee, and at the sole expense of the Pledgee, the Pledgor shall promptly execute and deliver any and all such further instruments and documents and shall take such further action as may be deemed necessary or desirable in the reasonable judgment of the Pledgee to obtain, maintain and perfect the Security Interest or to pledge the Pledged Shares to any lender of the Pledgee.





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                 SECTION 4.  VOTING RIGHTS AND DIVIDENDS

                 4.1 General. Prior to an Event of Default (as hereinafter defined), the Pledgor shall be entitled to exercise and receive all voting and all other rights and privileges, including receipt of dividends, pertaining to the Pledged Shares.

                 4.2 Proxies. Prior to an Event of Default, the Pledgee shall execute and deliver (or cause to be executed and delivered) to the Pledgor all such proxies and other instruments as Pledgor may reasonably request for the purpose of enabling the Pledgor to exercise the voting and other rights which the Pledgor is entitled to exercise and receive pursuant to
Section 4.1 hereof.

                 4.3 Rights Upon Default. Upon the occurrence and during the continuance of a failure to pay all payments when due under the Note or a failure to promptly discharge all obligations of Pledgor under this Agreement ("EVENT OF DEFAULT"), all rights of the Pledgor to exercise the voting and other rights and privileges, including receipt of dividends, which the Pledgor would otherwise be entitled to exercise or receive pursuant hereto shall cease to be effective upon written notice by the Pledgee to the Pledgor ("NOTICE OF DEFAULT"), and upon delivery of such notice become vested in the Pledgee who shall thereupon have the sole right to exercise and receive such voting and all other rights and privileges, including, without limitation, the right to exercise all voting and corporate rights pertaining to the Pledged Shares at any meeting of shareholders and exercise any and all rights of conversion, exchange, subscription or any other rights, privileges or options pertaining to the Pledged Shares; provided, any dividends received by the Pledgee shall be applied against the amount owed by the Pledgor to the Pledgee under the Note. Upon an Event of Default, Pledgee shall have the right to cause the Pledged Shares to be registered in the name of Pledgee and may deliver certificates evidencing the Pledged Shares and stock powers, or other powers of attorney, with respect thereto, to the transfer agent for Iatros to enable the Pledgee to obtain a certificate or certificates for the Pledged Shares in the name of the Pledgee and the recordation with the transfer agent of the Pledgee as the holder of record of the Pledged Shares.

                 SECTION 5.  REMEDIES OF THE PLEDGEE

                 5.1 Remedies Upon Event of Default. If an Event of Default shall have occurred and is continuing, the Pledgee shall have all of the rights given to a





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secured party upon default by the Uniform Commercial Code, and may proceed to foreclose the Security Interest given to the Pledgee hereunder by selling all or any part of the Pledged Shares at such price or prices and upon such other terms that are commercially reasonable. Such sales may be in one or more parcels, at the same or different times, at public or private sale, provided such sales are made in a commercially reasonable manner. Such sale or sales may be made for cash or upon credit or in exchange for other securities or property, or any combination of such consideration. In no event shall Pledgor be credited with any part of the proceeds of sale of any Pledged Shares until cash payment thereon is actually received by Pledgee and all expenses, including reasonable attorneys' fees, in connection with such sale have been paid. The pledgor agrees that the Pledgee shall be under no obligation to affect a public sale of all or part of the Pledged Shares and may resort to one or more private sales and such private sales may be at prices and on terms less favorable to the Pledgor than if the Pledged Shares were sold at public sales. The Pledgor agrees that private sales as described above shall be deemed to have been made in a commercially reasonable manner. In connection with any such sale or other disposition pursuant to this Agreement, Pledgee shall have the right, in the name, place and stead of Pledgor, to execute all necessary endorsements, assignments or other instruments of conveyance or transfer with respect to all or any part of the Pledged Shares. The Pledgor agrees that at least ten (10) days prior notice of the time and place of any proposed sale of the Pledged Shares shall constitute reasonable notification. At any sale of the Pledged Shares, the Pledgee may bid (which bid shall be in the form of all or a portion of the cancellation of indebtedness of the Pledgor to the Pledgee under the Note) for the purchase of the Pledged Shares.

                 5.2 Termination of Security Interest; Release of Pledged Shares. Upon performance in full of the Pledgor's obligations to the Pledgee under the Note, the Security Interest granted herein shall terminate and all rights to the Pledged Shares shall revert to the Pledgor. Upon such termination of the Security Interest or release of any Pledged Shares, the Pledgee will execute and deliver to the Pledgor such documents as the Pledgor shall reasonably request to evidence the termination of the Security Interest or the release of any Pledged Shares which have not yet theretofore been sold or otherwise applied or released.





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                 5.3      Care.  Beyond the exercise of reasonable care to
assure the safe custody of the Pledged Shares while held hereunder, the Pledgee shall have no duty or liability to preserve rights pertaining thereto, and shall have no responsibility with respect to the Pledged Shares upon surrendering such to the Pledgor.

                 SECTION 6.  GENERAL

                 6.1 Amendments. No amendment to or waiver of any provision of this Agreement shall in any event be effective unless in a writing signed by or on behalf of the parties hereto. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

                 6.2 No Implied Waiver; Remedies Cumulative. No failure or delay on the part of the Pledgee in exercising any right, power or privilege hereunder and no course of dealing between the Pledgor and the Pledgee shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

                 6.3 Parties Bound. The rights of the Pledgee hereunder shall inure to the benefit of its successors and assigns. This Agreement shall be binding upon the Pledgor and its heirs, legatees, successors and assigns.

                 6.4 Notice. Notices hereunder shall be given to the parties hereto at the addresses and as designated in the Purchase Agreement.

                 6.5 Construction of Agreement; Modifications. This Agreement represents the final agreement of the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties. Furthermore, this agreement supersedes all prior written agreements and understandings, if any, relating to the subject matter hereof.

                 6.6 Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without regard to the conflicts of law provisions thereof.





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                 6.7      Counterparts.  This Agreement may be executed in any
number of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument notwithstanding that all parties are not signatories to each counterpart.

                 6.8 Construction. The titles and headings to sections herein are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that consequently any rule of construction to the effect that any ambiguities are to be resolved against the drafting party is not applicable in the interpretation of this Agreement.

                 6.9 Successors and Assigns. This Agreement shall be binding upon the Pledgor and its successors and assigns, and shall inure to the benefit of and be enforceable by the Pledgee and its successors and assigns. Neither party may assign or transfer any of its interests or obligations hereunder without the prior written consent of the other party, such consent not unreasonably withheld.


                            [SIGNATURE PAGE FOLLOWS]





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         IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed and delivered as of the date first above written.

                                    PLEDGOR:

                                    MATCH, INC.


                                    By:  /s/ RONALD E. LUSK
                                         ----------------------------
                                       Name:  Ronald E. Lusk
                                       Its:  President


                                    PLEDGEE:

                                    THE PRESBYTERIAN FOUNDATION
                                    FOR PHILADELPHIA, INC.


                                    By:  /s/ GAIL KASS
                                         ----------------------------
                                       Name:  Gail Kass
                                       Its:  Executive Vice President





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